Exhibit 10.1

PIERRE HOLDING CORP.

9990 Princeton Road

Cincinnati, OH 45246

October 29, 2007

Mr. Robert C. Naylor

4655 Princeton Road

Hamilton, OH 45011-8056

Re:       Termination of your employment with Pierre Holding Corp., a Delaware corporation (“Employer”) and Pierre Foods, Inc., a North Carolina corporation (“Pierre”) and the Term pursuant to that certain Employment Agreement, dated as of May 11, 2004 (the “Employment Agreement”), by and between Mr. Robert C. Naylor (“you”), and Employer.

Dear Robert:

Effective today, this letter agreement (this “Agreement”) sets forth our agreement regarding the terms of the termination of your employment with Employer and Pierre (your “Employment”). You and Employer shall be referred to herein as the “Parties.” Capitalized terms used but not defined in this Agreement shall have the meanings given them in the Employment Agreement.

By executing this Agreement in the space provided below, you agree with Employer and its Subsidiaries (including Pierre) (together, the “Pierre Entities”), and by its signature below Employer (on its own behalf and on behalf of the other Pierre Entities) agrees with you, as follows:

1.             Termination of Your Employment and the Term.

Your Employment and the term under the Employment Agreement are hereby terminated effective as of October 31, 2007 (which date shall be the “Termination Date” under the Employment Agreement). The termination of your Employment, shall be deemed a termination by the Company without Cause. In connection with the termination of your Employment and the Term, you hereby agree to execute a copy of the General Release attached as Exhibit A to this Agreement (the “Release”). Effective as of October 31, 2007, you resign all of your positions as an officer and employee of all Pierre Entities, including your position as Senior Vice President of Sales and Marketing of all Pierre Entities.

2.             Severance Payment; etc.

The severance terms of your separation are governed by Section 2.3(e) of the Employment Agreement (for a termination by the Company without Cause ) as more specifically set forth in this Agreement. Accordingly, you will receive the following severance benefits on the terms and conditions set forth herein, including the execution of the Release and only for so long as you have not revoked or violated the terms of the Release or breached the provisions of Article IV of your Employment Agreement. (1) your annual base salary of $292,311.76 as in effect on the date hereof on Employer’s regular salary payment dates for a period of twelve (12) months following the Termination Date (the “Severance Period”), (2) if and only if annual bonuses are paid to senior executives of Employer for fiscal year ending on or around February 28, 2008 based upon achievement of Employer performance targets in Employer’s bonus plan for senior executives, a prorated portion (from March 4, 2007 through the Termination Date) of any annual bonus you would have received for fiscal year ending on or around February 28, 2008 (and any such prorated bonus shall be paid on or prior to May 15, 2008), (3) continuation during the Severance Period of coverage under the Pierre Entities’ Senior Executive Life Insurance Program, Group Medical and Dental and Flex Plan welfare benefits in accordance with the Employer’s policies during the Severance Period, (4) $12,658.20 in lieu of coverage under the Pierre Entities’ Company-paid Life and Long Term Disability Insurance policies (which policies require that participants be “actively at work”), such amount to be paid on the Termination Date, (5) $109,090.80 in lieu of coverage under the Pierre Entities’ Senior Executive Life Insurance Program, such amount to be paid in 26 installments of $4,195.80 on Employer’s regular salary payment dates during the Severance Period; and (6) $12,929.17 payment in full for your accrued but unused 2.2 weeks of vacation days in accordance with Employer policy, such amount to be paid on the Termination Date. Furthermore, in consideration for signing this Agreement and the Release, Employer agrees to provide you with the following additional benefits (which you acknowledge are special severance payments to which you would not be entitled but for your execution of this Agreement and the Release): (a) full ownership and title to a certain 2004 Haulmark Trailer, (vin # 16HPB1426H120703) located at your home; and (b) full ownership and title to that certain 2006 Cadillac Escalade truck (vin # 3GYRK62N16G128404). The transfer of title to the trailer and the Cadillac Escalade will be effective as of October 31, 2007, it being understood that such transfer will be completed as promptly as practical thereafter. The foregoing benefits shall only be provided to you so long as you have not revoked or violated the terms of the Release. In the event of your death, any unpaid balance of the foregoing benefits shall be paid or delivered to your estate. All benefits provided hereunder shall be subject to applicable tax withholding.

3.             Certain Other Agreements of the Parties.

(a)           You agree that, notwithstanding anything in the Employment Agreement to the contrary, after the Termination Date you shall not be entitled to the following benefits: health club membership with trainer, use of an automobile or payment of associated expenses, country club membership and dues, Hunting Club membership and dues and an annual physical exam, or to any other welfare benefits of the Company (or any other payments or benefits in lieu thereof), except as expressly provided in Section 2 and Sections 3 of this Agreement. Employer agrees not to challenge or contest your right to receive unemployment compensation after the end of the Severance Period, if you choose to seek those benefits. Employer agrees to provide a factual job reference letter setting forth your dates of employment, principal duties, and rate of pay in effect on the Termination Date.

(b)           You are entitled to all benefits earned through and including the Termination Date pursuant to the terms of (1) retirement plans maintained by the Pierre Entities which are qualified under Section 401(a) of the Internal Revenue Code and in which you are a participant and (2) the Pierre Foods, Inc. Deferred Compensation Plan.

4.             Representations and Warranties.

You hereby represent that this Agreement has been duly executed and delivered by you and constitutes a valid and binding obligation of you, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which you are a party, when executed and delivered by you in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of you, enforceable in accordance with its respective terms. By signing this Agreement you acknowledge that you have carefully read and fully understand its contents. This Agreement amends and modifies your Employment Agreement as follows: Articles I, II and III of the Employment Agreement shall terminate and be of no further force and effect as of October 31, 2007, whereas Articles IV and V of such Employment Agreement (and any defined terms used therein) shall otherwise remain in full force and effect in accordance with its terms).

5.             Cooperation.

You further agree to reasonably cooperate with and assist the Pierre Entities and their respective successors and assigns, at such time or times as may be reasonably requested, in the investigation and handling of any actual or threatened court action, arbitration or administrative proceeding involving any action that arose during your employment (including but not limited to testifying or providing information). Employer agrees to compensate you at a rate of $150 per hour for the time you spend in such activities, subject to a maximum of $1,200 per day, and will reimburse you for reasonable travel expenses (including lodging and meals) upon submission of receipts.

6.             Confidentiality of this Agreement.

The contents of this Agreement, including but not limited to its financial terms, are strictly confidential. By signing this Agreement you agree and represent that you will maintain the confidential nature of this Agreement, except (a) to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (b) as otherwise required by law, in which case you shall notify Employer in writing in advance of disclosure; and (c) as necessary to enforce this Agreement.

Employer agrees that it will keep the contents of this Agreement confidential, except Employer may make disclosures (a) to the officers and directors of any Pierre Entity as necessary or appropriate, and to its outside counsel and auditors; (b) as otherwise required by law; and (c) as necessary to enforce this Agreement.

7.             No Transfer or Assignment.

You agree that no interest or right you have, or any of your beneficiaries has, to receive payments or benefits under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, except as required by law, nor may any such interest or right to receive payment or benefits be taken, voluntarily or involuntarily, by any third party for the satisfaction of the obligations or debts of, or other claims against you or any of your beneficiaries, including for alimony, except to the extent required by law.

8.             No Admissions.

This Agreement shall not be construed as an admission of any wrongdoing either by you, your attorneys, any of the Pierre Entities, or any of their respective affiliates, successors, assigns, insurers or attorneys, or any of their respective directors, officers, agents and employees.

9.             Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective affiliates, subsidiaries, successors and permitted assigns. No

Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Employer may assign, without prior written consent, any or all of their rights and interests hereunder to any of the Pierre Entities or their respective affiliates and the Parties hereby acknowledge and agree that this Agreement, including, but not limited to, the Release, shall be enforceable by, and binding upon, any such affiliates following such assignment.

10.           Counterparts.

This Agreement may be executed in counterparts all of which together shall constitute one and the same Agreement.

11.           Governing Law.

This Agreement shall be interpreted in accordance with the laws of the State of Delaware. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

[signature page follows]

Please indicate your agreement with the above by signing this Agreement and returning it to Employer at your earliest convenience.

Very truly yours,

PIERRE HOLDING CORP.

By:	/s/Norbert E. Woodhams
Name:	Norbert E. Woodhams
Its:	Chief Executive Officer

Acknowledged and agreed to on
this 29 day of October, 2007:

/s/ Robert C. Naylor
Robert C. Naylor

PIERRE FOODS, INC.

By:	/s/Norbert E. Woodhams
Name:	Norbert E. Woodhams
Its:	Chief Executive Officer

EXHIBIT A

GENERAL RELEASE

I, Robert C. Naylor, in consideration of and subject to the performance by Pierre Holding Corp., a Delaware corporation (together with its subsidiaries (including Pierre Foods, Inc., a North Carolina corporation, collectively, the “Company”), of its obligations under the Employment Agreement, dated as of May 11, 2004 (the “Employment Agreement”), as modified under that certain letter agreement dated as of October 22, 2007 (the “Separation Agreement”, and together with the Employment Agreement, the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.             I understand that any payments or benefits paid or granted to me under the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of my employment by the Company; it being understood that this acknowledgement does not apply to the payments payable to me after the date hereof under the Separation Agreement.

2.             Except as provided in Paragraph 4 below and except for the provisions of my Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act ..of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that, notwithstanding the foregoing, it is agreed and understood that such release does not include any Claim arising prior to the date hereof arising from (i) any indemnification obligations owing from the Company or any of its affiliates to me by virtue of my position as an officer, director or employee of the Company or any of its affiliates, (ii) any salary earned and accrued since the date of the Company’s last salary payment to me prior to the date hereof, (iii) amounts owing to me in accordance with Company policy for vacation pay earned and accrued prior to the date hereof, (iv) amounts owing to me in accordance with Company policy under the Company’s group medical, disability or life plans, (v) amounts owing to me in accordance with Company policy under the Company’s 401(k) plan(s), (vi) amounts owing to me pursuant to Section 4980B of the Internal Revenue Code (COBRA), (vii) any expense reimbursement amounts owing to me in accordance with Company policy from the Company or any Released Party accruing prior to the date hereof or (viii) amounts owing to me under the Pierre Foods, Inc. Deferred Compensation Plan in accordance with its terms (including with respect to the timing of payment of such amounts).

3.             I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Paragraph 2 above.

4.             I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim, under the Age Discrimination in Employment Act of 1967).

5.             I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorney’s fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending charge or complaint of the type described in Paragraph 2 as of the execution of this General Release.

7.             I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.             I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement; provided, however, in the event I initiate a claim under the Age Discrimination in Employment Act of 1967, as amended, such return of payments shall not be required unless and until I successfully invalidate this General Release.

9.             I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.           Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.           I agree that I continue to be bound by the cooperation covenant in Section 5 of the Separation Agreement.

12.           I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of October 31, 2007 I will have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13.           Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.           Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)            I HAVE READ IT CAREFULLY;

(ii)                                  I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)          I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)                              I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)                                 I HAVE ENTERED INTO THIS GENERAL RELEASE FREELY AND WITHOUT COERCION AND I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS AGREEMENT,  INCLUDING BUT NOT LIMITED TO THE 21-DAY PERIOD REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT. I UNDERSTAND THAT I MAY EXECUTE THIS AGREEMENT LESS THAN 21 DAYS FROM MY RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT MY KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD;

(vi)                              I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)                           I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)                        I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:	October 30, 2007	/s/ Robert C. Naylor
Robert C. Naylor